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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Zumiez Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6300 Merrill Creek Parkway Suite B
Everett, WA 98203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 28, 2008

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Zumiez Inc., (we, us, the Company) a Washington corporation. The meeting will be held on Wednesday, May 28, 2008 at 1:00 p.m. local time at our headquarters located at 6300 Merrill Creek Parkway, Suite B, Everett, WA 98203 for the following purposes:

  1.
  To elect two directors to hold office until our 2011 Annual Meeting of Shareholders.

  2.
  To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the annual meeting is April 11, 2008. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors Trevor S. Lang Chief Financial Officer and Secretary
Everett, WA April 18, 2008

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting and you are a shareholder of record, you will be able to vote in person, even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2008: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholder are available on the following website at http://ir.zumiez.com/phoenix.zhtml?c=188692&p=irol-reports.

6300 Merrill Creek Parkway Suite B
Everett, WA 98203

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 28, 2008

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

        We sent you this proxy statement and the accompanying proxy card because the Board of Directors of Zumiez Inc. is soliciting your proxy to vote at its 2008 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposal described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

        We intend to mail this proxy statement and the accompanying proxy card on or about April 18, 2008 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only shareholders of record at the close of business on April 11, 2008, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 29,288,026 shares of common stock outstanding and entitled to vote.

  Shareholder of Record: Shares Registered in Your Name

        If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

        You are being asked to vote on the election of two directors (Proposal 1) and to consider and act on a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009 (Proposal 2). When you sign and mail the proxy card, you appoint Trevor S. Lang and Richard M. Brooks as your representatives at the meeting. (When we refer to the "named proxies," we are referring to Mr. Lang and Mr. Brooks.) This way, your shares will be voted even if you cannot attend the meeting.

How do I vote?

        For the election of directors, you may either vote "For" all the nominees or you may "Withhold" your vote for any nominee you specify. For any other matter to be voted on (if any), you may vote "For" or "Against" or abstain from voting. The procedures for voting are as follows:

  Shareholder of Record: Shares Registered in Your Name

        If you are a shareholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy or voting instruction form with these proxy materials from that organization rather than from us. You can vote by using the proxy or voting information form provided by your broker, bank or other agent or, if made available, vote by telephone or the internet. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank, or other agent. Under a legal proxy, the bank, broker, or other agent confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a legal proxy. Please allow sufficient time to receive a legal proxy through the mail after your broker, bank, or other agent receives your request.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 11, 2008, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of both nominees for director and "For" the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009. If any other matter is properly presented at the meeting, one of the named proxies on your proxy card as your proxy will vote your shares using his or her discretion.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

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  You may submit another properly completed proxy with a later date,

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  You may send a written notice that you are revoking your proxy to our Secretary at 6300 Merrill Creek Parkway, Suite B, Everett, WA 98203, or

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  You may attend the annual meeting and vote in person (If you hold your shares beneficially through a broker, you must bring a legal proxy from the record holder in order to vote at the meeting).

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes (if applicable). A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

        If your shares are held by your broker, bank or other agent as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the NASDAQ Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the proposal regarding the election of directors. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the nominees receiving the largest number of "For" votes (among votes properly cast in person or by proxy) will be elected as Class III directors. There is no cumulative voting for our directors. Withhold votes will have no practical effect in the election of directors because withhold votes do not represent votes "For" a nominee.

  •
  For ratification of the selection of our independent registered public accounting firm for the fiscal year ending January 31, 2009, if the number of "For" votes exceeds the number of "Against" votes, then the selection of Moss Adams LLP will be ratified.

What is the quorum requirement?

        A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by shareholders present at the meeting or by proxy.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Generally, abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of our fiscal year ending August 2, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company currently has 7 directors. The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. Two directors are nominees for election this year and each has consented to serve a three-year term ending in 2011. The remaining directors will continue to serve the terms set out below.

        The nominees receiving the largest number of "For" votes by the shares entitled to be voted will be elected. If no contrary indication is made, shares represented by executed proxies will be voted by the named proxies "For" the election of the two nominees named below or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, "For" the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

        We invite and recommend all of our directors and the nominees for director to attend our annual meeting of shareholders. There was one annual meeting of shareholders during the last fiscal year.

Nominees for Election to Terms Expiring in 2011

        The following is biographical information as of April 11, 2008 for each nominee for director.

Name	Age	Position
Thomas D. Campion	59	Director
David M. DeMattei	51	Director

        Thomas D. Campion, 59, was one of our co-founders and has served on our Board of Directors since our inception in 1978. Mr. Campion has held various senior management positions during this time, including serving as our Chairman since June 2000. From November 1970 until August 1978, he held various management positions with JC Penney Company. Mr. Campion holds a B.A. in Political Science from Seattle University. Mr. Campion serves as the Board Chair of the Alaska Wilderness

League, a Washington, D.C. based environmental group, and the Treasurer of Conservation Northwest, a Bellingham, Washington based environmental group. He is also a trustee of the Campion Foundation, a non profit organization focused on ensuring that biologically important ecosystems in Northwestern North American are preserved.

        David M. DeMattei, 51, has served on our Board of Directors since August 2006 and is currently the Group President—Williams-Sonoma, Williams-Sonoma Home, west elm at Williams Sonoma, Inc., a leading specialty retailer of home furnishings in the United States, where he has been employed since 2003. Prior to that, Mr. DeMattei was the President, North America, of Coach, Inc., a designer, producer, and marketer of fine accessories and gifts for women and men, where he was employed from 1998 until 2003. Mr. DeMattei also served as the Chief Financial Officer at Gap, Inc. between 1991 and 1993. Mr. DeMattei earned a Bachelor of Science degree in Business Administration from the University of San Francisco in 1978.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE

Continuing Directors Whose Terms Expire in 2009

        Richard M. Brooks, 48, has served as our President and Chief Executive Officer since June 2000. From August 1993 through June 2000, he served as a Vice President and our Chief Financial Officer. From November 1989 until February 1992, Mr. Brooks was with Interchecks, Inc., a subsidiary of Bowater PLC, as a finance officer. Mr. Brooks was with Deloitte, Haskins & Sells, currently known as Deloitte & Touche, from July 1982 to March 1989. Mr. Brooks holds a B.A. in Business from the University of Puget Sound. Mr. Brooks has served on the University of Puget Sound Board of Trustees from May 2002 to the present, where he has serves on its Executive Committee, Development and Alumni Relations Committee and chairs its Audit Committee.

        Matthew L. Hyde, 45, Executive Vice President of merchandising and marketing, joined Recreational Equipment Inc. (REI) in 1986. He currently oversees REI's brand gear and apparel business and manages the cooperative's other brand merchandising, inventory management, social compliance, marketing, public affairs and e-commerce functions. Mr. Hyde previously led REI's online division, championing its award-winning multi-channel strategy. He currently serves on the board of the Youth Outdoors Legacy Fund, and holds a Bachelor's of Science degree from Oregon State University in Corvallis.

        James M. Weber, 48, was appointed to our Board in April 2006 and is the President and CEO of Brooks Sports, a leading running shoe and apparel company, where he has been since 2001. Mr. Weber's experience also includes positions as Managing Director of U.S. Bancorp Piper Jaffray Seattle Investment Banking practice, Chairman and CEO of Sims Sports, President of O'Brien International, Vice President of The Coleman Company and various roles with the Pillsbury Company. Mr. Weber earned an M.B.A., with distinction, from the Tuck School at Dartmouth College and is a graduate of the University of Minnesota. Presently, Mr. Weber is a director at the Seattle Sports Commission and at Eastside Catholic High School.

Continuing Directors Whose Terms Expire in 2010

        William M. Barnum, Jr., 54, has served on our Board of Directors since November 2002. Since 1984, Mr. Barnum has been with Brentwood where he co-founded the firm's private equity effort, and is currently its General Partner. Prior to joining Brentwood, Mr. Barnum worked at Morgan Stanley & Co. in the investment banking division, where he served as Assistant to the President and also provided investment banking advisory services. He is a graduate of Stanford University, and a graduate of Stanford Law School and Stanford Graduate School of Business. Presently, Mr. Barnum is a director of Filson Holdings, Inc., Oriental Trading Company, Inc., Quiksilver Corporation, The Teaching Company Holdings, Inc., Ariat International, Inc., ThreeSixty Asia Ltd and Zoe's Kitchen Inc.

        Gerald F. Ryles, 71, has served on our Board of Directors since August 2005. Until it was acquired in September 2003, Mr. Ryles was Chairman of the Board and a major shareholder of Microserv Technology Services, a privately held Information Technology Services company. From January 1994 through January 2001, Mr. Ryles was also the Chief Executive Officer. Mr. Ryles currently serves on the board of directors on the acquiring company, Halifax Corporation. He also has over 40 years of experience in many difference industries as well as management consulting experience with McKinsey & Company. He is a graduate of the University of Washington, and earned an M.B.A. from Harvard University. He also serves on the board of directors of Giant Campus and the State of Washington's Board of Accountancy.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Upon the recommendation of the Audit Committee, the Board of Directors has reappointed Moss Adams LLP to audit our condensed consolidated financial statements for the fiscal year ending January 31, 2009. Moss Adams LLP has served as our independent registered public accounting firm since fiscal 2006. A representative from Moss Adams LLP will be at the meeting to answer any questions that may arise.

        If the shareholders do not ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009, our Board of Directors will evaluate what would be in the best interests of our company and our shareholders and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing our independent registered public accounting firm.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2009.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

        As required under NASDAQ Stock Market listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Zumiez, our senior management and our independent auditors, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for our Chairman Mr. Campion, and Chief Executive Officer Mr. Brooks.

        As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards.

Certain Relationships and Related Transactions

        The Company made charitable contributions to the Zumiez Foundation in fiscal 2007 and fiscal 2006 of approximately of $581,000 and $537,000, respectively. Our Chairman, Thomas D. Campion, is a trustee of the Zumiez Foundation.

Policy and Procedures with Respect to Related Person Transactions

        The Company recognizes that Related Person Transactions (defined as transactions, arrangements or relationships in which the Company was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person had, has or will have a direct or indirect interest) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is the Company's policy to enter into or ratify Related Person Transactions only when the Board of Directors, acting through the Audit Committee of the Board of Directors determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Persons (as defined below) on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

        "Related Persons" are defined as follows:

  1.
  any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

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  any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities;

  3.
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

  4.
  any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        Directors and executive officers are required to submit to the Audit Committee a list of immediate family members and a description of any current or proposed Related Person Transactions on an annual basis and provide updates during the year.

        In its review of any Related Person Transactions, the Audit Committee shall consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director's independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. The Audit Committee shall convey the decision to the Chief Executive Officer or the Chief Financial Officer, who shall convey the decision to the appropriate persons within the Company.

Information Regarding the Board of Directors and its Committees

        Our Board has established an Audit Committee, a Compensation Committee and Governance and Nominating Committee. The Board has adopted a written charter for each committee. The charters of these three committees are posted on the Company's website and can be accessed free of charge at http://ir.zumiez.com and are available in print to any shareholder who requests them. The composition of our Board committees complies with the applicable rules of the SEC and The NASDAQ Stock Market. The Board has determined that Gerald F. Ryles is an audit committee financial expert as defined in the rules of the Securities and Exchange Commission. James M. Weber replaced William M. Barnum, Jr. as a member of the Compensation Committee in April 2006.

Chairperson	Member	Audit Committee Financial Expert
	Audit Committee	Governance & Nominating Committee	Compensation Committee
James M. Weber
David M. DeMattei
Matthew L. Hyde
Gerald F. Ryles

Audit Committee

        Our Audit Committee has responsibility for, among other things:

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  the sole authority to appoint, determine the funding for, and oversee the independent registered public accounting firm;

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  assisting our Board in monitoring the integrity of our financial statements;

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  discussing with our management and our independent registered public accounting firm significant financial reporting issues and judgments and any major issues as to the adequacy of our internal controls;

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  reviewing our annual and quarterly financial statements prior to their filing with the SEC and prior to the release of our results of operations;

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  reviewing the performance and qualifications of our independent registered public accounting firm and presenting its conclusions to our Board and approving, subject to permitted exceptions, any non-audit services proposed to be performed by the independent registered public accounting firm; and

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  oversight of the performance of the Company's internal audit function.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Governance and Nominating Committee

        The Governance and Nominating Committee, has the responsibility for, among other things:

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  recommending persons to be selected by the Board as nominees for election as directors and as chief executive officer;

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  assessing our directors' and our Board's performance;

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  recommending director compensation and benefits policies; and

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  considering and recommending to the Board other actions relating to corporate governance.

Compensation Committee

        Our Compensation Committee has responsibility for, among other things:

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  establishing the Company's philosophy, policies, and strategy relative to executive compensation, including the mix of base salary, short-term and long-term incentive compensation within the context of the stated policies and philosophy;

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  reviewing corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior executives;

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  determining and approving our Chief Executive Officer's compensation and making recommendations to the Board with respect to compensation of other executive employees;

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  administering our incentive compensation plans and equity based plans and making recommendations to the Board with respect to those plans; and

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  making recommendations to our Board with respect to the compensation of directors.

Meetings of the Board of Directors and Board and Committee Member Attendance

        Our full Board of Directors met 4 times last year, the Audit Committee met 4 times last year, the Compensation Committee met 3 times last year and the Governance and Nominating Committee met 2 times last year. The Board of Directors and the Committees acted by unanimous written consent when required during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board, and of the committees on which he served, that were held during the period for which he was a director or committee member, respectively.

Shareholder Communications with the Board of Directors

        Zumiez has a process by which shareholders may communicate directly with directors, including non-employee directors, by mailing such communication to the Board, in care of the Company's Secretary, at the Company's headquarters in Everett, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. All such communications will be forwarded to the intended director(s) without editing or screening. If these foregoing procedures are modified, then updated procedures will be posted on the Company's corporate website.

Code of Conduct and Ethics

        Our Board has adopted a code of conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers, and employees, in accordance with applicable rules and regulations of the SEC and The NASDAQ Stock Market. The code of conduct is available at http://ir.zumiez.com.

Director Nomination Procedures

        The nominations to the Board of Directors were completed by the Governance and Nominating Committee. The Committee has established qualification requirements, composition criteria and the procedures for selecting new Directors. The Committee reviews the following considerations, among others, in its evaluation of candidates for Board of Director nomination: personal and professional ethics, training, commitment to fulfill the duties of the Board of Directors, commitment to understanding the Company's business, commitment to engage in activities in the best interest of the Company, independence, diversity, industry knowledge and contacts, financial and accounting expertise, leadership qualities, public company board of director and committee experience and other relevant experience and other relevant qualifications. A director candidate's ability to devote adequate time to the Board of Directors and committee activities is also considered.

        The nominations and additions to the Board in our last fiscal year and through the date of this proxy statement were completed using procedures in accordance with the charter of the Board's Governance and Nominating Committee including the Director qualifications/criteria/skills as outlined in such charter. These procedures include:

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  Initial review of potential director candidates by the Committee as submitted by the independent directors of the Board based on our established criteria for Board membership, including (without limitation): experience, skill set, diversity and the ability to act effectively on behalf of the shareholders and such other criteria as the Committee may deem relevant from time to time.

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  Each director candidate was put forth for consideration as a director candidate independently by our independent directors based on their knowledge of the candidates. None of our independent directors had a relationship with any candidates which would impair his independence. Each candidate's biography was reviewed by each member of the Committee with the intention that each candidate would bring a unique perspective to benefit our shareholders and management.

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  Interviews of director candidates were conducted by members of the Committee and senior management. These interviews confirmed the Committees initial conclusion that candidates met the qualifications/criteria/skills to serve as a Director of the Company.

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  Reference checks were conducted if further checks were required based on the level of knowledge about the candidate by members of the Committee.

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  Background checks were conducted, including criminal, credit and bankruptcy, Securities and Exchange violations and/or sanctions, work history and education.

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  Independence Questionnaires were completed by candidates and then reviewed by the Company, the Committee and the Company's attorneys to ensure candidates meet the requirements to be an independent director for the Board, Audit Committee, Compensation Committee and other committee purposes. The review also ensures the candidates positions do not conflict in any material way with Zumiez business.

  •
  Conclusion to nominate a candidate is based on all of the procedures reviewed above and the information attached. It is ensured through these procedures that the candidate appears to be well qualified to serve on the Zumiez Board of Directors, and its Committees and appears to meet the NASDAQ Stock Market and SEC requirements to be able to serve as an independent director and as a member of the audit committee and any other committee the board may assign.

  •
  No fees were paid to any third party search firms in connection with any director nominations.

        The Governance and Nominating Committee of the Board will consider qualified nominees recommended by shareholders who may submit recommendations to the Committee in care of our Chairman of the Board and Secretary at the following address:

    Board of Directors
    c/o Corporate Secretary
    Zumiez Inc.
    6300 Merrill Creek Parkway, Suite B
    Everett, Washington 98203

        Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director. Shareholder recommendations for director should include the following information:

  •
  the name and address of the shareholder recommending the person to be nominated;

  •
  a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;

  •
  a description of all arrangements or understandings between the shareholder and the recommended nominee;

  •
  such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and

  •
  the consent of the recommended nominee to serve as a director of the Company if so elected.

        The Governance and Nominating Committee may require that the proposed nominee furnish the Committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a director.

        To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a proposing shareholder notify the Company and provide the information set forth above no later than 120 days prior to the corresponding date on which the Company's annual proxy statement was mailed in connection with the most recent annual meeting.

General Director Nomination Right of All Shareholders

        Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in Article I, Section 10 of the Company's Bylaws. Specifically, these provisions require that written notice of a shareholder's intent to make a nomination for the election of directors be received by the Secretary of the Company not fewer than 120 days and not more than 150 days prior to the anniversary date of the prior year's annual meeting of shareholders, and that such notice include:

  •
  The name, age, residence, personal address and business address of the shareholder who intends to make the nomination and of the person(s) to be nominated;

  •
  The principal occupation or employment, the name, type of business and address of the organization in which such employment is carried on of each proposed nominee and of the shareholder who intends to make the nomination;

  •
  The amount of Zumiez stock beneficially owned by the shareholder who intends to make the nomination and of the person(s) to be nominated;

  •
  A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made; and

  •
  Other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors.

        The Secretary will send a copy of the Company's Bylaws to any interested shareholder who requests them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information regarding the beneficial ownership of our common stock as of April 11, 2008 by: (i) each of our directors; (ii) each of our executive officers named in the Summary Compensation Table included later in this proxy statement; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

        Applicable percentages are based on shares outstanding on April 11, 2008, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before June 10, 2008, which is 60 days after April 11, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the address for each person that holds 5% or more of our common stock is c/o Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Thomas D. Campion(1)	5,620,228	19.2%
Richard M. Brooks(2)	3,713,024	12.7%
Trevor S. Lang(3)	21,540	*
Lynn K. Kilbourne(4)	125,145	*
Ford W. Wright(5)	116,130	*
William M. Barnum Jr.(6)	27,667	*
Gerald F. Ryles(7)	16,867	*
James M. Weber(8)	10,667	*
Matthew L. Hyde(9)	10,667	*
David M. DeMattei(10)	7,334	*
All Executive Officers and Directors as a group (10 persons)	9,669,269	33.0%
T. Rowe Price Associates, Inc.(11)	3,756,800	12.8%
Franklin Resources, Inc.(12)	3,239,025	11.0%
FMR, LLC(13)	3,810,546	13.1%

*
Less than one percent.

(1)
Reflects shares of Common Stock held by grantor retained annuity trusts for which Thomas D. Campion is trustee. Mr. Campion is our Chairman of the Board.

(2)
Mr. Brooks is our Chief Executive Officer and a Director.

(3)
Consists of 21,540 shares of stock held by Mr. Lang of which 15,000 are restricted that begin vesting on June 28, 2008, 6,000 restricted shares that begin vesting on March 12, 2009 and 540 shares of stock held. Mr. Lang is our Chief Financial Officer.

(4)
Consists of 96,860 vested stock options, 7,917 stock options exercisable within 60 days of April 11, 2008, 20,000 restricted shares that begin vesting on March 12, 2009 and 368 shares of stock held. Ms. Kilbourne is our Executive Vice President and General Merchandising Manager

(5)
Consist of 82,598 vested stock options, 14,300 stock options exercisable within 60 days of April 11, 2008, 4,000 shares of restricted stock that begin vesting on March 12, 2009 and 15,232 shares of stock held. Mr. Wright is our Executive Vice President of Stores.

(6)
Consists of 12,000 shares of stock held by Mr. Barnum, 8,334 vested stock options, and 7,333 stock options exercisable within 60 days of April 11, 2007. Mr. Barnum is one of our directors.

(7)
Consists of 1,200 shares of stock held by Mr. Ryles, 8,334 vested stock options and 7,333 shares subject to options exercisable within 60 days of April 11, 2008. Mr. Ryles is one of our directors.

(8)
Consists of 3,334 vested stock options and 7,333 options exercisable within 60 days of April 13, 2007. Mr. Weber is one of our directors.

(9)
Consists of 3,334 vested stock options and 7,333 options exercisable within 60 days of April 13, 2007. Mr. Hyde is one of our directors.

(10)
Consists of 3,334 vested stock options and 4,000 options exercisable within 60 days of April 11, 2008. Mr. DeMattei is one of our directors.

(11)
This information is based solely on a Schedule 13G dated December 31, 2007 filed by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) servers as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(12)
This information is based solely on a Schedule 13G dated January 9, 2008 filed by Franklin Resources, Inc. and certain affiliated persons. The securities reported herein (the "Securities") are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an "Investment Management Subsidiary" and, collectively, the "Investment Management Subsidiaries") of Franklin Resources, Inc. ("FRI"), including the Investment Management Subsidiaries listed in Item 7 of Schedule 13G. Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted in this Item 4 of Schedule 13G. Therefore, for purposes of Rule 13d-3 under the Act, the Investment Management Subsidiaries may be deemed to be the beneficial owners of the Securities. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. The business address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(13)
This information is based solely on a Schedule 13G dated March 10, 2008 filed by FMR LLC. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,810,546 shares or 13.139% of the Common Stock outstanding of Zumiez Inc ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,144,520 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended February 02, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that late Form 4s were filed for certain non-employee director stock option grants to Messrs. Barnum and Ryles and two late Form 4s were filed on behalf of Lynn Kilbourne for an option grant and for an option exercise and sale transaction.

EXECUTIVE OFFICERS

        As of the end of fiscal 2007, the names, ages and positions of the current non-director executive officers of the Company are listed below, along with their respective business experience during the past five years. No family relationships exist among any of the directors or executive officers of the Company.

        Trevor S. Lang, 37, has served as our Chief Financial Officer since June of 2007. He had served as Vice President of Finance for Carter's, Inc. since January 2003. At Carter's, Mr. Lang was responsible for the management of the corporate accounting and finance functions. From September 1999 until joining Carter's in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President Operations Finance where he was responsible for accounting and reporting for over 5,000 company owned and franchised stores. From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a BBA, Accounting. He is also a Certified Public Accountant.

        Lynn K. Kilbourne, 45, has served as our Executive Vice President and General Merchandising Manager since September 2004. From July 1991 until May 2001, she was with Banana Republic, a subsidiary of Gap, Inc., in various senior management positions. After leaving Banana Republic, Ms. Kilbourne served as an independent consultant in the retail industry until she joined us in September 2004. Ms. Kilbourne holds a B.A. in Economics and Political Science from Yale University and an M.B.A. from the Harvard University Graduate School of Business Administration.

        Ford K. Wright, 40, has served as our Executive Vice President of Stores since March 2007. From May of 2000 through February 2007 he served as the Director of Store Systems. From June 1994 through April 2000 Mr. Wright has served in Store, District and Regional Management positions. Prior to June of 1994 Mr. Wright was employed with Nordstrom. Mr. Wright has over 20 years experience in the retail and wholesale clothing industry.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        The Zumiez foundation for competitive advantage is its culture—conceived, developed and maintained as a unique and powerful basis for engendering commitment, accountability, competitiveness and creativity among all staff. The objective of the Company's compensation discussion and analysis is to describe how, for NEO's, Zumiez links its culture to compensation philosophy and then to compensation strategy; and, to explain how the Company executed its compensation strategy during the last year. While the discussion and analysis focuses on the named executive officers, the link between culture and compensation philosophy and compensation strategy is pervasive throughout the organization from the seasonal sales person to each of the named executive officers (Named Executive Officers—or "NEO's").

The Zumiez Culture

        While every organization has a culture, even if it is a culture by default, the Company believes that the Zumiez culture is unique. The Company believes it is well defined, understood widely and thoroughly among all staff, reinforced and exemplified by leaders held accountable for doing so, and integrated into the daily practices and processes throughout the business. The Company believes the Zumiez culture is a competitive advantage and is built on a set of shared values that have been in place since the inception of the business. These shared values include:

  •
  Empowered managers—The Zumiez culture pushes decision making down to the appropriate level in the organization within the context of appropriate guidelines, controls, and procedures. This gives our managers throughout the organization the ability to impact their results creating great accountability, clear measurements and a sense of ownership throughout the organization.

  •
  Teaching and learning—Our culture strives to integrate quality teaching and learning experiences throughout the organization. The Company does this through a comprehensive training program which primarily focuses on sales and customer service training. Our training programs have been developed internally and are almost exclusively taught by Zumiez employees to Zumiez employees. The training programs have been developed to empower our managers to make good retail decisions.

  •
  Competition—We believe that Zumiez employees enjoy competing. Our entire system is built around creating opportunities for people to compete and to be recognized for their contributions. This is reflected in everything we do including empowering managers, building competition into almost all of our training, and in how we recognize the successes of our employees throughout the organization.

  •
  Fairness and honesty—The Company and our employees strive to be fair and honest in all of our relationships. This includes how we work with each other, our suppliers, our landlords, and our customers.

Culture and Compensation Philosophy

        The Zumiez culture and the shared values which are the foundation of the culture guide on us how we manage our business. This includes our compensation philosophy. We believe our culture itself has value to our employees. Our culture allows our employees throughout the organization to make appropriate decisions to impact their results and the Company's results. We believe the competitive person we hire and the training we provide helps us generate consistent results and that our employees' value working in this kind of environment.

        The Compensation Committee (the "Committee") believes the purpose of the compensation program for our NEO's is to help attract, retain, align, motivate and reward executives capable of understanding, committing to, maintaining and enhancing the culture; and, with culture as a centerpiece of our competitive advantage, establishing and accomplishing business strategies and goals that we believe make Zumiez an attractive investment for shareholders. To do so, the Committee believes the compensation program should offer compensation opportunities that are:

  •
  Externally competitive.

  •
  Internally fair and consistent.

  •
  An effective blend of guaranteed and at-risk components, where the proportion of guaranteed is less than average and of at-risk is greater than average when compared to the competitive survey data.

  •
  For at-risk components, an effective balance between short-term and long-term mechanisms.

        In structuring a competitive opportunity for each executive, the Committee evaluates and takes into account the total stock accumulated and owned by the executive as a result of equity-based award plans. The Committee believes that at-risk components should result in compensation for the executive only if justified by performance. For Zumiez executives, "performance" means, first of all, doing the right things—building the culture and achieving the financial results that clearly drive the creation of shareholder value. The compensation program must align the interests and motivations of executives with those of shareholders. Secondly, performance means doing things right—acting as strong, respected and acknowledged leaders of staff; and, as role models of leadership behavior in the community at-large. We believe that exemplary executive behavior supports sustainable long-term creation of shareholder value.

        The Committee intends to continually explore, consider, and introduce enhanced or new compensation approaches and elements for NEO's as appropriate. There are two reasons. First, Zumiez is growing quickly as a vibrant, aggressive company that is a formidable competitor in our chosen business pursuits. Secondly, the economic, business, industry, regulatory and competitive executive compensation environments change. Therefore, the Committee believes the compensation program for NEO's must evolve to help strengthen the company's competitive business advantage in the marketplace. Recent regulatory changes, particularly FAS 123(R), provide new or enhanced opportunities to link equity-based compensation to company performance. Currently, the Committee is exploring how to take advantage of these opportunities and, for 2008, will be introducing a small tranche of performance based restricted stock in lieu of time-vested stock options as a first step in this direction.

Who is involved in compensation decisions for NEO's

        The role of the Committee—The Committee oversees and governs the compensation of the NEO's. The Committee is composed of independent outside directors. The Committee determines compensation considering the Company's culture and compensation philosophy as described above for the purpose of incenting and motivating the NEO's to deliver long-term value to shareholders. The Committee's responsibilities are to:

  •
  Establish and articulate the philosophy, rationale and strategy for compensating all NEO's.

  •
  Approve and oversee group and individual compensation plans designed to fulfill the philosophy and strategy.

  •
  Within the framework of the plans, develop, recommend and justify to the Board all compensation decisions and actions for the Chief Executive Officer.

  •
  Review and approve all compensation decisions and actions for other NEO's.

  •
  Review and approve any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for NEO's.

  •
  Ensure the ongoing success of our compensation program for NEO's by seeking, pursuing, evaluating and implementing improvements.

        The Committee meets a minimum of twice a year and in fiscal 2007 met three times. The Committee's charter is available on-line at http://ir.zumiez.com.

        The role of NEO's—The NEO's, and in particular the Chief Executive Officer, provide and explain information requested by the Committee and are present at Committee meetings as requested by the Committee. The NEO's are not present during deliberations or determination of their respective compensation.

        On behalf of the Committee, the Chief Executive Officer has the following specific responsibilities:

  •
  Develop, recommend and justify to the Committee compensation decisions and actions for NEO's other than the Chief Executive Officer.

  •
  Develop, recommend and justify to the Committee any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for the compensation program for NEO's.

  •
  Report to the Committee experiences with the compensation program for NEO's and present any perceived opportunities for improvement.

  •
  Communicate appropriate information about the Committee's actions and decisions to the other NEO's.

        The role of external advisors—At the Committee's discretion, it may engage and consult with external advisors as it determines necessary to assist in the execution of its duties. External advisors have the following responsibilities:

  •
  As requested by the Chair of the Committee, provide research, analysis and expert opinions to assist the Committee in education, deliberations and decision-making.

  •
  Maintain independence from the management of the Company.

  •
  Interact with members of management only with the approval of the Chair of the Committee.

        All external advisors are engaged directly by the Committee and independently of the management of the Company.

        The Committee engaged a compensation consultant to work with the Committee on its compensation deliberations. The Committee asked the consultant to review the alignment of the Company's culture with its compensation philosophy and provide an assessment of compensation levels and advise the Committee on compensation strategies based on a market analysis taking into account recruiting goals, and retaining and motivating talent to build shareholder value. The Committee and the Company believe the compensation consultant is independent of the Company and management.

        The role of outside counsel—The Committee consults with outside legal counsel to advise on its deliberations. Outside legal counsel attends Committee meetings as deemed appropriate by the Committee and is also available in between Committee meetings to advise the Committee.

Compensation Goals and Strategy for NEO's

        Simplicity and Transparency.    The Committee seeks simplicity and transparency in the compensation program for our NEO's. Therefore, the program focuses on easily understood components of clearly determinable value—base salary, Short-Term Annual Cash Incentives, and long-term equity awards. We refer to the combination of these as "total direct compensation." The Committee does not use supplemental executive benefits and perquisites not provided to staff at-large.

        Attractive Compensation Opportunities.    Zumiez is a growth company. Under such circumstances, even though the Committee believes in and commits to planning for internal succession, the company must be positioned to attract high-caliber executive talent in the external marketplace. It must be positioned to bring in seasoned, proven individuals from its industry and beyond who can perform the full scope of their roles from time of hire. Establishing and maintaining the ability to attract talent is a top priority for compensation of NEO's. To address this priority responsibly on behalf of shareholders, the Committee works each year to:

  •
  Establish a conservative salary range for each position to guide salary hiring offers and salary increase decisions.

  •
  Establish a competitive total annual cash compensation opportunity for each position through annual cash incentives where payout is contingent on performance.

  •
  Provide for opportunities to earn stock incentives in proportions so that the long-term opportunity for each NEO to earn total direct compensation (salary plus annual cash incentives plus stock incentives) is well above average should shareholders realize well above average returns.

        Pay-at-Risk.    The Committee is committed to pay-at-risk. "Pay-at-risk" means compensation that is withheld and earned only upon clear evidence that the interests of shareholders have been served. By design, the proportion of each NEO's total direct compensation which is at risk is greater than typically observed in the marketplace. Conservative salary guarantees are coupled with above-average cash and stock incentives to create a total package that is competitive.

        Pay for Performance.    The Committee believes pay-at-risk enables pay for performance. It allows (1) major portions of total direct compensation (as described above) to be withheld and (2) for ultimate rewards from such portions to be directly related to the degree to which short-term and long-term interests of shareholders have been met.

        For short-term (annual) pay-for-performance for the NEO's as a group, the Committee has the following goals:

  •
  Drive alignment around three company-wide measures of performance: sales results, product margin and earnings growth. The Committee believes these are the best measures because they have the largest impact on Zumiez ability to grow profitability and provide clarity to individual executives.

  •
  Risk of zero annual Short-Term Cash Incentives payout should performance expectations not be met.

  •
  Average awards upon achievement of earnings that, in the judgment of the Board, would be expected in light of industry, company size, company maturity, prevailing business conditions, and any need to draw upon short-term earnings to fulfill strategic goals (such as growth, market share, or innovation) that are in the best long-term interests of the shareholders.

  •
  Performance expectations that are challenging, but achievable; that, in other words, establish true pay-at-risk.

  •
  Up-front communication to all NEO's of performance expectations to establish clear incentive for achievement.

  •
  Upside compensation potential for earnings growth that is beyond expectations.

  •
  Prudent limits, or caps, on upside potential to ensure no possibility of payouts that might be judged by shareholders as unjustifiable or excessive.

        For long-term pay-for-performance, the Committee's goal is to link ultimate compensation amounts realized by NEO's directly and exclusively to the company's long-term common stock price change. To do so, the Committee makes use of stock-based awards for all NEO's (except as noted below).

        The Committee has and intends to make use of both gain-based stock awards (stock options) and full-value stock awards (restricted stock). The Committee determines on an annual basis for each NEO the total value of an award, based on a competitive range, that best reflects, in the Committee's judgment, both the individual's long-term track record of success and potential for long-term value-added future contributions. Then, the Committee selects what it believes is the best balance between stock awards that are full-value (restricted stock) and gain-based (stock options).

        Gain-based awards are traditional among companies, still have widespread use and have upside potential that can be highly motivational, However, the Committee is (i) aware that gain-based awards have no downside potential akin to that of holding outright shares of stock; (ii) recognizes that the exclusive and substantial use of gain-based awards have been held up historically from time to time by the investment community as a potential contributor to misguided or unacceptable decisions on the part of executives in certain other companies; and, (iii) knows that historic accounting advantages for the use of gain-based awards no longer exist. In addition, the Committee is aware of the executive compensation trend among publicly-held companies to utilize less gain-based awards in favor of more full-value awards such as restricted stock. Therefore, the Committee is reviewing and has started to deploy full-value restricted stock awards to help offset and balance the disadvantages of gain-based awards for achieving pay-for-performance and other compensation goals while retaining the advantages in good measure; and, to respond to emerging competitive practices.

        Executive Officer Continuity.    Undesirable, unanticipated or untimely departure of an executive officer is a risk to the company and its shareholders that the Committee works to avoid. The risk stems from the potentially high costs of recruiting, relocation, operational disruption, reduced morale, turnover ripple effects among staff, negative external perceptions, reduced external confidence, and lost intellectual capital. To help reduce the risk, the Committee works to create situations where there are significant personal opportunity costs for an NEO choosing to leave the company when the Board of Directors and Chief Executive Officer would prefer otherwise.

        The primary method the Committee uses to encourage executive officer continuity is to grant stock awards to an NEO where the ultimate realization of value not only depends on stock price, but also on the NEO remaining with the company for many years. For any NEO to depart from the company means forfeiture of substantial amounts of unrealized compensation.

        Shareholder Mentality.    We believe it is in the best interests of shareholders for Zumiez leaders to feel, think, and act like shareholders, and to have a "shareholder mentality" as they go about envisioning, planning for, and executing operations. The Committee seeks to cultivate NEO's with a shareholder mentality by having NEO's receive, accumulate and maintain significant ownership positions in Zumiez.

        Through stock awards granted over time, each NEO at Zumiez has had the ability to establish and maintain a position of full and outright ownership in the company. However, the Committee has not established a formal policy for NEO stock ownership requirements. At this time the Committee does not believe that such requirements would enhance shareholder mentality or any other goal of the NEO compensation program beyond the existing components of the total compensation package.

Summary of the Elements of NEO Compensation

        The Committee utilizes five primary elements for compensating NEO's:

  •
  Base Salary

  •
  Bonus

  •
  Non-Equity Incentive Plan Compensation ("Short-Term Annual Cash Incentives")

  •
  Stock Option Grants

  •
  Restricted Stock Grants

        Base Salary is a pre-set fixed cash amount that is delivered regularly in equal portions through the year. Each NEO's annual Base Salary rate is reviewed from time to time and at least annually by the Committee. Outside of the CEO, the review is based on recommendations of the CEO.

        Bonus may be issued from time to time in order to attract and retain key NEO's. In fiscal 2007 we paid our new Chief Financial Officer, Trevor Lang, a sign on bonus that was designed to partially compensate him for the value of the "in the money" equity he was forfeiting at his previous employer and to pay for certain closing costs on the sale of his home in Atlanta, Georgia. In the future, we may pay similar bonuses to attract key talent or reward exceptional performance. These bonuses are generally in addition to NEO's participating in Short-Term Annual Cash Incentives, and are considered in the executive's total direct compensation.

        Short-Term Annual Cash Incentives are based on pre-set opportunities for cash awards to be paid after the end of the year based on performance (company and individual) for the year. Actual payouts may be between zero and twice a target amount, where the target amount is that established for each NEO by the Committee if both the annual company earnings goal and other related objectives are achieved.

        Stock Option Grants are opportunities granted from time to time (usually annually or at time of hiring) to an NEO to purchase company common stock at some future time at a pre-established fixed price set at the time of grant. This price is the actual price of the stock at the time of grant. The right to exercise options in a particular grant is accumulated over a number of years, and is subject to vesting based upon continued employment with the Company.

        Restricted Stock Grants are awards of common voting shares of stock that are granted from time to time (usually annually or at time of hiring) to each NEO. The right to sell the stock is accumulated over a number of years, contingent upon meeting pre-set performance conditions and/or continued employment.

        The Committee views the elements of total direct compensation for NEO's as an integrated, orchestrated package to achieve all of the compensation goals described in the immediately preceding section of this discussion.

The Compensation process

        Gathering information—The Committee gathers together information to help it assess compensation for the NEO's, including:

  •
  Tally sheets—The Company uses tally sheets for each of the NEO's to summarize the significant components of compensation. At Zumiez the components of compensation generally include salary, Short-Term Annual Cash Incentives, equity incentives, 401K discretionary match and clothing discounts. The tally sheets are used to help prepare the tables that follow the compensation discussion and analysis.

  •
  Surveys—At the Committees direction, the compensation consultant performed an analysis of compensation data from six surveys including: 2007 Apparel Industry Compensation Survey, ICR Ltd., 2007 U.S. Long-term Incentive and Equity Survey, Mercer Human Resources Consulting Inc., 2007 U.S. Retail Compensation and Benefits Survey, Mercer Human Resources Consulting Inc., 2006-2007 Northwest Executive Compensation Survey, Milliman, 2006-2007 Executive Compensation, Compdata Surveys, Regression Analysis of Compensation Survey Data, Watson Wyatt Worldwide. The consultant analyzed the survey data by considering companies of similar size, nature and scope taking into account our industry, growth rate and geographic location. The consultant examined the data for aberrations, weighted observations and applied statistical methods and modeling techniques to determine the competitive market for salary, bonus and equity incentives awards. Management did not participate in any part of the survey analysis.

  •
  Fiscal 2007 results—The Committee has access to the Company's fiscal 2007 operating plans and budgets as approved by the board of directors in March 2007. Management updates the Committee and the board on actual performance compared to budgets and summarizes for the Committee how the Company and the NEO's performed against the performance targets.

  •
  Fiscal 2008 operating and financial plans—The Committee also receives the Company's operating plan and budgets for fiscal 2008 as approved by the Company's board of directors. The Committee uses this information to help establish performance targets for the upcoming fiscal year.

  •
  Audited results—The Committee reviews the final audited results to confirm that performance targets were achieved. No incentive awards are made until audited results are received by the board.

  •
  Wealth creation schedules—The Committee requests that management prepare wealth creation schedules for each NEO showing accumulated equity (both vested and unvested), amount of vested equity awards exercised and the related pre-tax proceeds, and equity held.

  •
  Performance of teen specialty retailers—The Committee requests that management prepare a schedule for a group of teen retailers comparing same-store sales results for the last two fiscal years and the percentage change in diluted earnings per share comparing the most recent year-end results to the previous year. The teen retailers include: Abercrombie & Fitch, Aeropostale, American Eagle, Hot Topic and Pacific Sunwear. The group was selected because they are generally considered to be leading lifestyle retailers in the teen market. All of the information for these retailers was summarized from publicly available date. The Committee compares the Company's relative performance as an additional data point understanding that all of these companies are much larger and have significantly different business models with significantly different growth profiles.

  •
  The Committee receives a self-evaluation and confidential upward evaluations of the CEO and summary evaluations of the remaining NEO's. The Committee chair solicits the full membership of the board for feedback on the CEO's performance and prepares the CEO's annual evaluation for review by the full Committee.

  •
  There is discretion inherent in the Committees role of establishing compensation for the NEO's. The Committee has attempted to minimize discretion by focusing on the three objective financial measures it considers to be the long-term drivers of the Company's business: same store sales, product margin, and earnings growth. These three measures are used exclusively to determine the Short-Term Annual Cash Incentives and are also key considerations in determining changes to base salaries, and long-term equity incentives. Some discretion is used by the Committee in evaluating the qualitative performance of the NEO's in determining base salaries. Some discretion is also used in the granting of long-term equity incentives to help NEO's build wealth. However, in both of these uses of discretion the committee is also governed by the overall compensation philosophy.

Analysis

        Once all the data is collected, the Committee reviews the data and asks management to clarify as appropriate. The Committee then works with its compensation consultant to determine fair and competitive compensation for each of the NEO's. During its deliberations the Committee considers many factors, including:

  •
  Focus on total compensation—Historically, the Company has compensated its NEO's with a significant amount of long-term equity incentives. This approach is consistent with Zumiez culture and its compensation philosophy. Our compensation consultant reviewed the fiscal 2007 compensation structure and compared it to the survey data previously described. For companies of similar size, scope and nature, the NEO's, other than the CEO and the Chairman, total cash compensation (base salary and Short-Term Annual Cash incentives) ranked at approximately the 50th percentile for comparable companies. When equity incentives were added in to arrive at total compensation the same NEO's compensation ranked approximately in the 90th percentile for comparable companies.

        On an on-going basis the Committee currently intends to structure the compensation program to:

  •
  Provide conservative salaries (40th percentile against survey analysis)

  •
  Establish average (50th percentile) total cash compensation opportunities (base salary and Short-Term Annual Cash Incentives) against survey analysis. Through the annual cash incentive opportunity, a large portion of this cash compensation is non-equity incentive subject to achieving financial and operating targets.

  •
  Long-term equity incentives that bring the total compensation opportunity to the 75th to 90th percentile when compared to survey analysis if ultimately justified by the degree to which long-term interest of shareholders, especially wealth creation, are served.

        The Committee will evaluate this mix of compensation annually to reflect the maturity, complexity, and size of the business and to insure alignment with the long-term interest of shareholders.

  •
  Wealth Accumulation—The Committee considers the accumulated wealth from previous equity incentives granted to each NEO. In the case of our Chairman and our CEO who own 19.2% and 12.7% of the Company respectively, the Committee has concluded that each executive owns a sufficient amount of equity to align them with the long-term interests of shareholders. Because of this, neither our Chairman nor our CEO has received additional equity grants the last two years. Additionally because of our conservative cash compensation structure both of these executives appear to be significantly under compensated when compared with the survey data of comparable companies.

  •
  Internal pay equity—The Committee considers the relationship between the compensation of our CEO and the other NEO's for reasonableness. Because of our approach to compensation, the Committee believes the relatively close parity of compensation is appropriate for the CEO and the other NEO's.

        Based on our compensation philosophy, and all the factors and information gathered as described above the Committee reviewed each component of compensation and made the following awards during fiscal 2007.

Base Salary

        In March 2007 the Committee met and reviewed the evaluations of the NEO's and the overall performance of the Company against three objective measures: same store sales performance, product margin and earnings growth. Based upon the exceptional performance of the Company against strong performance in the prior year and the contributions of the NEO's towards achieving these results, the following base salaries for fiscal 2007 were awarded

        For fiscal year 2007 each of the executive officers received the base salary set forth below.

Executive Officer	2007 Base Salary	Increase Over Prior Year
Thomas D. Campion, Chairman of the Board	$250,000	8.23%
Richard M. Brooks, President and CEO	$250,000	8.23%
Lynn K. Kilbourne, Executive Vice President & General Merchandising Manager	$250,000	10.33%
Trevor S. Lang, Chief Financial Officer	$250,000	— (1)
Ford W. Wright, Executive Vice President of Stores	$200,000	— (2)

(1)
Mr. Lang joined the Company in June 2007 and this is the salary the Board of Directors approved at the time of hire.

(2)
Mr. Wright was named an executive officer of the Company in March 2007.

        The increases were also determined to be consistent with the Company's compensation philosophy.

Short-Term Annual Incentive Plan

        In March 2007, the Committee approved the terms of the fiscal 2007 Short-Term Annual Incentive Plan. The terms of the plan include:

  •
  The incentive awards are based on the following three objective measures: same-store sales, product margin, and earnings growth. The Committee believes these measures reflect the key economic drivers of the business.

  •
  For each of the three measures the Committee established performance thresholds. The first threshold is generally the measures that relate to a minimum acceptable level of performance. Each succeeding threshold is designed to reward the NEO's based upon the improved performance of the business.

  •
  The first threshold, if achieved, pays out an incentive equal to 25% of each NEO's base salary. If the second threshold is achieved the incentive pay out is equal to 50% of each NEO's base salary; the plan considers this threshold the target threshold. The thresholds above the target threshold each pay out a higher percentage of base salary culminating in the top threshold which is designed as a stretch challenge. The top performance threshold, if achieved for each of the three measures, would pay out 100% of each NEO's base salary. In the last three years, none of the NEO's have achieved all of the stretch challenge goals even though the Company has had strong operating results.

  •
  The Committee weights each threshold for each of the NEO's based upon that individuals ability to impact the measure. For example, our Executive Vice President of Stores is more heavily weighted on the same store sales objective measure.

  •
  Potential payouts under the plan range from zero to 100% of base salary for each NEO.

  •
  No payouts are made until audited financial results are received and approved by the Audit Committee at our March meeting after our fiscal year has ended.

        In March 2008 the Committee reviewed the Company's actual performance against the thresholds established for fiscal 2007. The following tables show the weightings for each NEO and the thresholds achieved for each measure:

Objective Measure

	Same store Sales	Diluted Earnings Per Share Growth	Product Margin
Chairman	40%	30%	30%
CEO	40%	30%	30%
CFO	40%	40%	20%
General Merchandise Manager	40%	30%	30%
Executive Vice President of Stores	50%	30%	20%

	Performance Threshold
	1	2	3	4		5
Same Store Sales Growth	4.0%	6.0%	7.5%	9.0	%(b)	13.0%
Diluted Earnings Per Share Growth(a)	30.0%	35.0%	40.0%	45.0%		50.0%
Diluted Earnings Per Share(a)	$0.95	$0.99	$1.03	$1.06		$1.10
Product Margin	Last year plus 0.00%	Last year plus 0.05%	Last year plus 0.10%	Last year plus 0.15%		Last year plus 0.25	%(b)

(a)
The Diluted Earnings Per Share goals were not achieved in fiscal 2007.

(b)
This goal was achieved in fiscal 2007.

        Based upon the actual results for fiscal 2007 each of the NEO's earned the following incentive bonus:

Executive Officer	2007 Short-Term Annual Cash Incentives
Thomas D. Campion, Chairman of the Board	$162,500
Richard M. Brooks, President and CEO	$162,500
Lynn K. Kilbourne, Executive Vice President & General Merchandising Manager	$162,500
Trevor S. Lang, Chief Financial Officer(1)	$80,208
Ford W. Wright, Executive Vice President of Stores	$127,500

(1)
Mr. Lang's Short-Term Annual Cash Incentive was pro-rated for his partial year of service since his June 28, 2007 hiring date.

Long-Term Equity Incentives

        The Committee uses long-term equity incentives as a significant component of total compensation consistent with the culture and compensation philosophy. Long-term equity incentives are designed to:

  •
  Align the NEO's decision making with the long-term interests of shareholders

  •
  Provide opportunities for the NEO's to build wealth over time in conjunction with our shareholders

  •
  Reinforce a culture of ownership

        Long-term equity incentive awards are determined through a combination of the Company's performance, execution of our total compensation strategy of rewarding executives, and providing a foundation for wealth building. Equity awards generally have a ten year term and typically vest twenty percent per year.

        The Committee met in March 2007 and considered the performance of the Company, its overall compensation strategy and the level of equity grants to align the NEO's with shareholders. Based on the Committees deliberations the following equity incentive awards were granted:

Executive	Stock Option Grants
Richard M. Brooks, President & CEO	—
Thomas D. Campion, Chairman of the Board	—
Lynn K. Kilbourne, EVP & GMM	40,000
Ford K. Wright, EVP—Stores	31,500

        The stock options have an exercise price equal to the closing price of the Company's stock on March 13, 2007.

        Our Chief Financial Officer, Trevor Lang, was granted 50,000 options and 15,000 shares of restricted stock in connection with his joining the Company. The exercise price and the value of his restricted stock were determined using the closing price of the Company's stock as of the end of his first day of employment, June 28, 2007.

        The Committee believes the levels of grants are appropriate, consistent with its compensation strategy and provide a meaningful alignment of the NEO's with the Company's shareholders.

Employment Agreement with President and Chief Executive Officer

        The Company is party to an Executive Agreement with Richard M. Brooks, pursuant to which he serves as our President and Chief Executive Officer. The agreement has no fixed term and terminates upon the death or disability of Mr. Brooks or upon written notice from either party. Under the agreement, Mr. Brooks is eligible to be considered for an annual discretionary bonus of up to $100,000 and future stock option grants. The agreement further provides that if we terminate Mr. Brooks' employment without cause or if he terminates his employment for good reason, he will continue to receive his base salary until he accepts employment with another employer, but in no event longer than 18 months after the termination of his employment. We believe our employment agreement with Mr. Brooks provides value to Zumiez because it restricts his ability to compete against us in the case of his departure.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct certain compensation over $1 million paid to the executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Committee believes that it is generally in the Company's best interests to comply with Section 162(m) and expects that most of the compensation paid to the named executives will either be under the $1 million limit, eligible for exclusion (such as stock options) under the $1 million limit, or based on qualified performance objectives. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, it is possible that some compensation paid to executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1 million level.

  Accounting for Stock-Based Compensation

        Effective January 29, 2006 the Company adopted the fair value method of accounting for stock-based compensation arrangements in accordance with Financial Accounting Standards Board ("FASB") Statement No. 123(R), Share-Based Payment ("SFAS No. 123(R)"), using the modified prospective method of transition. Under the provisions of SFAS No. 123(R), the estimated fair value of share based awards granted under the Company's 2005 Equity Incentive Plan is recognized as compensation expense over the vesting period. Using the modified prospective method, compensation expense is recognized beginning with the effective date of adoption of SFAS No. 123(R) for all share based payments (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption and after the Company's initial public offering on May 5, 2005.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. DeMattei, Hyde, Weber and Ryles currently serve as members of the Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
James M. Weber Matthew L. Hyde Gerald F. Ryles David M. DeMattei

Summary Compensation Table

        The following table shows all 2007 compensation awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer, and our other most highly paid executive officers. These executive officers are referred to as "NEO's."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas D. Campion, Chairman of the Board	2006 2007	231,000 250,000	— —	— —	— —	209,875 162,500	7,510 7,480	448,385 419,980
Richard M. Brooks, President and CEO	2006 2007	231,000 250,000	— —	— —	— —	209,875 162,500	6,972 4,731	447,847 417,231
Lynn K. Kilbourne, Executive Vice President & GMM	2006 2007	226,620 250,000	— —	— —	225,330 492,735	206,225 162,500	4,344 3,055	662,519 908,290
Trevor S. Lang, Chief Financial Officer(5)	2006 2007	— 140,394	— 155,000	— 76,380	— 350,016	— 80,208	— 37,178	— 839,176
Brenda I. Morris, Former Chief Financial Officer(6)	2006 2007	220,000 59,000	— —	— —	225,330 121,124	198,000 —	9,514 5,074	652,844 185,198
Ford W. Wright, Executive Vice President of Stores	2006 2007	155,397 200,000	— —	— —	148,031 302,151	42,000 127,500	2,812 7,210	348,240 636,861

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of the restricted stock award granted to the NEO, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note Two (listed under Stock-Based Compensation) and Note Six to the Notes to Consolidated Financial Statements in our 2007 Form 10-K. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the NEO. Information regarding the restricted stocks granted to the NEO during 2007 is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the restricted stock granted during 2007 computed in accordance with FAS 123(R).

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 and 2007 fiscal years for the fair value of stock options granted to the NEO in 2006 and 2007 as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note Two (listed under Stock-Based Compensation) and Note Six to the Notes to Consolidated Financial Statements in our 2007 Form 10-K. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the NEO. Information regarding the stock options granted to our NEO's during 2007 is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the stock options granted during 2007 computed in accordance with FAS 123(R).

(3)
The amounts set forth in this column were earned during fiscal 2006 and fiscal 2007 and paid in early fiscal 2007 and fiscal 2008, respectively, to each of the NEO's under our executive Short-Term Annual Incentive Plan. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion above in the Compensation Discussion and Analysis entitled, "Short-Term Annual Incentive Plan." Mr. Campion elected to have his fiscal 2006 Short Term Annual Cash Incentive paid to the Zumiez Foundation.

(4)
All Other Compensation includes the amount of Company 401K employee match contributions and merchandise discounts. The Company offers employee discounts as follows: 25% discount for all sales staff and hourly employees and a 35% discount for assistant managers and hourly supervisors and leads. Managers and home office staff receive 40% on footwear and hard goods and 50% off all other products. Discounts are taken based on original retail price. All Other Compensation also includes the total discount the NEO's received on their purchases during the fiscal year ended February 2, 2008. Also paid in fiscal 2007 and included in Other Compensation is $36,566 in relocation expenses for travel, moving and living expenses for our Chief Financial Officer.

(5)
Mr. Lang joined us as Chief Financial Officer on June 28, 2007. As part of the recruiting process we agreed to pay Mr. Lang a sign-on bonus of $155,000, which was designed to partially compensate him for the value of the "in the money" equity he was forfeiting at his previous employer and to pay for certain closing costs on the sale of his home in Atlanta, Georgia. Zumiez also paid $36,566 in moving costs associated with Mr. Lang's move from Georgia to Washington. The moving costs are included in all other compensation along with clothing discounts.

(6)
Mrs. Morris resigned as Chief Financial Officer in April 2007.

Grants of Plan-Based Awards

        The following table provides information about equity and non-equity awards granted to the NEO's in fiscal 2007. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the executive Short-Term Annual Incentive Plan discussed previously. For additional information about the non-equity incentives and option awards, see the description of incentive compensation in the Compensation Discussion and Analysis section. Brenda Morris resigned as Chief Financial Officer in April 2007 and no awards were made to Ms. Morris for fiscal 2007; accordingly Ms. Morris has been omitted from the table below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)		Grant Date Fair Value of Stock and Option Awards ($)(5)
							Exercise or Base Price of Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Thomas D. Campion, Chairman of the Board	3/13/2007	62,500	125,000	250,000	—	—	—	—
Richard M. Brooks, President and CEO	3/13/2007	62,500	125,000	250,000	—	—	—	—
Lynn K. Kilbourne, Executive Vice President and GMM	3/13/2007	62,500	125,000	250,000		40,000	$35.85	808,552
Trevor S. Lang, CFO	6/28/2007	35,099	70,197	140,394	15,000	50,000	$38.19	1,704,270
Ford W. Wright, Executive Vice President of Stores	3/13/2007	50,000	100,000	200,000		31,500	$35.85	636,735

(1)
These columns show what the potential payout for each NEO was under the executive Short-Term Annual Incentive Plan for fiscal year 2007 if the threshold, target, or maximum goals were satisfied for all performance measures. Please refer to the discussion in the Compensation Discussion and Analysis entitled, "Short-Term Annual Incentive Plan." Mr. Lang's non-equity incentive compensation was pro-rated based on his hire date, June 28, 2007.

(2)
This column shows the number of shares of restricted stock granted in fiscal year 2007 to the NEO. The restricted stock vest twenty percent after the completion of one year of service and 1/48th of the remaining restricted stock vest each month thereafter. Please refer to the discussion in the Compensation Discussion and Analysis entitled, "Long-Term Equity Incentives."

(3)
This column shows the number of stock options granted in fiscal year 2007 to the NEO's. These stock options vest over a 5-year period in equal annual installments, with the exception of Mr. Lang's which vest twenty percent after the completion of one year of service and 1/48th of the remaining option vest each month thereafter. Please refer to the discussion in the Compensation Discussion and Analysis entitled, "Long-Term Equity Incentives."

(4)
This column shows the exercise price for the stock options granted, which was the closing price of the Company's stock on the grant date indicated.

(5)
This column shows the full grant date fair value of stock option grants and restricted stock grants under FAS 123(R). Generally the full grant date fair value is the amount that the Company would expense in its financial statements over the stock option and restricted stock awards vesting schedule, excluding the impact of estimated forfeitures. For additional information, refer to Note Two (listed under Stock-Based Compensation) and Note Six to the Notes to Consolidated Financial Statements in our 2007 Form 10-K.

  These amounts reflect the Company's accounting expense for these stock option awards, and do not correspond to the actual value that will be recognized by the NEO.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the holdings of stock option awards and restricted stock awards to the NEO's as of February 2, 2008. This table includes unexercised and unvested stock option and restricted stock awards. The vesting schedule for each grant of stock options and restricted stock awards is shown in the footnotes to this table.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiraton Date	Number of Shares or Units of Stock That Have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Thomas D. Campion, Chairman of the Board	—		—		—	—
Richard M. Brooks, President and CEO	—		—		—	—
Lynn K. Kilbourne, Executive Vice President & GMM	65,444 14,666 —	(1) (2)	92,327 25,334 40,000	(4)	— — —	3.87 27.31 35.85	07/31/2014 03/09/2016 03/13/2017
Trevor S. Lang, CFO	—		50,000	(5)	—	38.19	06/28/2017	15,000	(6)	300,600
Brenda I. Morris, former CFO	—		—		—	—
Ford W. Wright, Executive Vice President of Stores	77,598 — 5,000	(3) (4)	— 35,000 31,500	(4)	— — —	1.09 27.31 35.85	06/01/2009 03/09/2016 03/13/2017

(1)
Twenty percent of the options vest on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was 9/09/2004.

(2)
Twenty percent of the options vest on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was 3/09/2006

(3)
Options subject to this grant vest over an eight-year period in equal annual installments. The grant date was 6/01/1999.

(4)
Options subject to these grants vest over a five-year period in equal annual installments. The grant date was 3/13/2007.

(5)
Twenty percent of these options vest on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was 6/28/2007.

(6)
Twenty percent of the restricted stock grant vest after one year of service and 1/48th of the remaining restricted stock grant vest each month thereafter.

Option Exercises and Stock Vested

        The following table provides information for the NEO's on stock option exercises during fiscal year 2007, including the number of shares acquired upon exercise and the value released before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Exercise (#)	Valued Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lynn K. Kilbourne, Executive Vice President and GMM	100,000	3,609,162	—	—
Brenda I. Morris, Chief Financial Officer	79,857	2,687,093	—	—
Ford W. Wright, Executive Vice President of Stores	65,800	2,937,709	—	—

(1)
The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying shares of common stock at exercise and the exercise price of the stock options.

Pension Benefits

        The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

        The Company does not maintain a nonqualified deferred compensation plan.

Director Compensation

        The Company pays its non-employee directors an annual fee for their services as members of the Board of Directors. Each non-employee director receives an annual cash retainer of $30,000. The Audit Committee chairperson receives an additional retainer of $12,000 per year. The Compensation Committee and Governance/Nominating Committee chairpersons each receive an additional retainer of $2,000 per year. Directors appointed in an interim period receive pro-rata retainer fees.

        The Company reimburses all directors for reasonable expenses incurred to attend meetings of the Board of Directors. Non-employee directors may elect to have a portion, or all, of their annual retainer be used for the reimbursement of travel expenses in excess of those that the Company considers to be reasonable. In addition, non-employee directors are eligible to receive equity awards under the Company's 2005 Equity Incentive Plan. Each non-employee director receives an annual grant of 4,000 stock options. In addition, each director is granted 10,000 stock options upon election or re-election for a three year term. The annual grant of 4,000 stock options vests upon one year of service. The 10,000 stock options granted upon election or re-election is designed to vest one-third for each year of service. The stock options are granted effective at the annual meeting of shareholders with an option exercise price equal to the closing stock price on such date.

Non-Employee Director Compensation

        The following table discloses the cash, equity awards and other compensation earned by each of the Company's non-employee directors during the last completed fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)		All Other Compensation ($)	Total ($)
James M. Weber	32,000	116,606		—	148,606
Matthew L. Hyde	32,000	116,606		—	148,606
William M. Barnum Jr.	30,000	253,801	(2)	—	283,801
Gerald F. Ryles	42,000	253,801	(2)	—	295,801
David M. DeMattei	30,000	130,459		—	160,459

(1)
Each non-employee director was granted 4,000 options at the Company's annual meeting of shareholders on May 30, 2007. This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to the non-employee directors in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note Two (listed under Stock-Based Compensation) and Note Six to the Notes to Consolidated Financial Statements in our 2007 Form 10-K. These amounts reflect the Company's accounting expense for fiscal 2007 for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors. The grant date fair value of the fiscal 2007 award was $89,450

(2)
Mr. Barnum and Mr. Ryles were granted an additional 10,000 options on May 30, 2007 in accordance with the Board of Directors compensation policy for re-elected directors. Fifty percent of these grants vested immediately with the remaining fifty percent vesting on the third anniversary date of the grant. The grant date fair value of the fiscal 2007 award was $223,627.

Potential Payments Upon Termination or Change in Control

        Except for our Chief Executive Officer, the NEO's do not have employment or severance agreements with the Company. Certain of the NEO's have unvested stock options and awards of restricted stock under the Company's 2005 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below). The information below is a summary of certain provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summaries set forth in this proxy statement.

        Following the description of the agreements, there is a table showing the potential payments the NEO's could have received under these arrangements, assuming that, in the case of Mr. Brooks, his employment was terminated by the Company without cause or for good reason by Mr. Brooks on February 2, 2008, or in the case of Mr. Lang, Mr. Wright or Ms. Kilbourne, the vesting of certain of their options or awards of restricted stock were accelerated in connection with a Change in Control on February 2, 2008. Brenda Morris resigned as Chief Financial Officer in April 2007 and she is not presented in the table below. The compensation paid to Ms. Morris for fiscal 2007 is set forth in the Summary Compensation Table.

  Employment Agreement for Richard M. Brooks

        Mr. Brooks' Employment Agreement provides that if his employment is terminated by the Company without cause (as defined in the Employment Agreement) or by Mr. Brooks with good reason (as defined in the Employment Agreement), then the Company shall continue to pay

Mr. Brooks' base salary until the earlier of the date that he accepts employment with another employer or upon the expiration of eighteen (18) months after his termination of employment. All employee benefits shall cease upon termination of employment. As a condition to post-termination salary continuation payments, (i) the Company may require that Mr. Brooks provide consulting services to the Company on a reasonable basis during the period that payments continue and (ii) Mr. Brooks must be in compliance with covenants in the Employment Agreement relating to confidentiality, return of confidential information, assignment of inventions, non-solicitation and non-competition.

  Acceleration of Stock Award Vesting

        The Company's 2005 Equity Incentive Plan provides that in the event of a Change in Control (as defined below), if the surviving corporation does not assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2005 Equity Incentive Plan, then all such outstanding stock awards will be accelerated and become fully vested and exercisable immediately prior to the consummation of the Change in Control transaction.

        For purposes of the 2005 Equity Incentive Plan, "Change in Control" means:

  (i)
  the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

  (ii)
  the sale, transfer or other disposition of all or substantially all of the Company's assets.

        A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

Estimated Payments on Termination or Change in Control

Name	Cash Severance upon Termination by Company without Cause or by Executive for Good Reason	Stock Option Vesting in Connection with a Change in Control	Restricted Stock Vesting in Connection with a Change in Control
Thomas D. Campion, Chairman of the Board	—	—	—
Richard M. Brooks, President and CEO(1)	$375,000	—	—
Lynn K. Kilbourne, EVP & General Merchandising Manager(2)	—	$1,493,269	—
Trevor S. Lang, Chief Financial Officer(3)	—	—	$300,600
Ford W. Wright, Executive Vice President of Stores	—	—	—

(1)
Represents payment of 18 months of base salary to Mr. Brooks based upon his base salary of $250,000 for the Company's 2007 fiscal year.

(2)
Represents the amount calculated by multiplying the number of in-the-money options with respect to which the vesting would accelerate as a result of a Change in Control under the circumstances noted by the difference between the exercise price and the closing price of a share of common stock on the last trading day of the 2007 fiscal year. The number of shares subject to unvested stock options and exercise prices thereof are shown above in the Outstanding Equity Awards at Fiscal Year-End table.

(3)
Represents the amount of unexercised restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control noted by the number of restricted stock shares unexercised at the closing price of a share of common stock on the last trading day of the 2007 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The 2007 Audit Committee operates under a written charter adopted by the Company's Board of Directors. The charter of the Audit Committee is available at http://ir.zumiez.com.

        We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended February 2, 2008.

        We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

        We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent public accountants their independence.

        Based on the reviews and discussions referred to above, we recommended to our Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K.

Audit Committee
Matthew L. Hyde Gerald F. Ryles, Chairman James M. Weber David M. DeMattei

Fees Paid to Independent Registered Public Accounting Firm for Fiscal Years 2007 and 2006

        The aggregate fees billed by Moss Adams LLP and PriceWaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended February 2, 2008 and February 3, 2007, respectively, are as follows:

	Moss Adams		PWC
	2007	2006	2007	2006
Audit Fees(1)	$444,786	$357,500	$—	$—
Audit-Related Fees(2)	21,974	43,563	17,050	181,000
Tax Fees(3)	50,233	32,503

Total Fees	$516,993	$433,566	$17,050	$181,000

(1)
Audit fees include services and costs in connection with the audit of the consolidated financial statements of the Company along with the reviews of the interim financial information of the Company and its Forms 10-K and 10-Q and consent letters related to S-3 Registration Statements.

(2)
Audit related fees include consulting fees related to the acquisition of 20 existing stores from Action Concepts Fast Forward, Ltd. in 2006. The 2007 fees include out-of-pocket expense, SEC comments letter response, review of certain accounting literature compliance, and services related to legal disclosures.

(3)
Tax fees include preparation of the fiscal 2006 and 2005 federal income tax return, preparation of state income and franchise tax returns, consultation relating to the federal income tax audit by the Internal Revenue Service, and review of the federal tax implications of the Fast Forward acquisition.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the "de minimis exception" (discussed below) for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee will evaluate whether any permitted non-audit services are compatible with maintaining the auditor's independence.

        As discussed above, all services of the auditor must be pre-approved by the Audit Committee except for certain services other than audit, review or attest services that meet the "de minimis exception" under 17 CFR Section 210.2-01, namely:

  •
  the aggregate amount of fees paid for all such services is not more than 5 percent of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;

  •
  such services were not recognized by the Company at the time of the engagement to be non-audit services; and

  •
  such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

        During fiscal year 2007 there was approximately $12,000 of services that were performed pursuant to the "de minimis exception." During fiscal 2006 there were no such services that were performed pursuant to the "de minimis exception."

Termination of PricewaterhouseCoopers LLP; Engagement of Moss Adams LLP

        On April 27, 2006, the Company dismissed PricewaterhouseCoopers LLP ("PwC") as its independent registered public accounting firm and engaged Moss Adams LLP as its new independent registered public accounting firm. The decision to change independent registered public accounting firms was approved by the Audit Committee of the Company's Board of Directors.

        The Company disclosed these events in a Current Report on Form 8-K filed with the SEC on May 3, 2006 (the "Form 8-K"), which included the following information:

        The reports of PwC on the Company's financial statements as of and for the years ended January 29, 2005 and January 28, 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended January 29, 2005 and January 28, 2006 and through April 27, 2006, there were (1) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the financial statements for such years, and (2) no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). PwC provided to the Company a letter addressed to the SEC stating that it agreed with the statements of the Company made in the Form 8-K in response to Item 304(a).

        During the fiscal years ended January 29, 2005 and January 28, 2006 and through April 27, 2006, the Company did not consult with Moss Adams LLP or any other independent accounting firm regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (2) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Equity Compensation Plan Information

        The following table sets forth information concerning the Company's equity compensation plans as of February 2, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,957,890	$16.29	7,279,853
Equity compensation plans not approved by security holders(2)	—	—	—
Employee stock purchase plans approved by security holders(3)	—	—	969,459

(1)
Equity compensation plans approved by security holders include the 1993 Stock Option Plan, the 2004 Stock Option Plan and the 2005 Equity Incentive Plan.

(2)
The Company does not have any equity compensation plans that were not approved by the Company's security holders.

(3)
Employee stock purchase plans approved by security holders include the 2005 Employee Stock Purchase Plan.

PERFORMANCE MEASUREMENT COMPARISON

        The following graph shows a comparison for total cumulative returns for Zumiez Inc., The Nasdaq Composite Index and the Nasdaq Retail Trade Index during the period commencing on May 6, 2005 (the Company's initial public offering date) and ending on February 2, 2008. The comparison assumes $100 was invested on May 6, 2005 in each Zumiez, The Nasdaq Composite Index and the Nasdaq Retail Trade Index, and assumes the reinvestment of all dividends, if any. The comparison in the tables is required by the SEC and is not intended to be a forecast or to be indicative of future Company Common Stock performance.

COMPARISON OF 32 MONTH CUMULATIVE TOTAL RETURN*
Among Zumiez Inc., The NASDAQ Composite Index
And The NASDAQ Retail Trade Index

*
$100 invested on 5/6/05 in stock or on 4/30/05 in index—including reinvestment of dividends.
Indexes calculated on month-end basis.

	Cummulative Total Return
	5/6/05	1/31/06	1/31/07	2/2/08
Zumiez Inc.	100.00	268.56	365.56	222.67
NASDAQ Composite	100.00	120.99	128.88	127.74
NASDAQ Retail Trade	100.00	120.41	117.24	112.83

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        A number of brokers, banks or other agents with account holders who are shareholders of Zumiez will be "householding" our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, WA 98203. Shareholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request "householding" of their communications should contact their broker, bank or other agent.

PROPOSALS OF SHAREHOLDERS

        We expect to hold our next annual meeting on or about May 27, 2009. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to our Secretary at the address below. The proposal must be received at our executive offices no later than February 1, 2009, to be considered for inclusion. Among other requirements set forth in the SEC's proxy rules and our Bylaws, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

        If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in our proxy materials, you must provide notice of such proposal to us no later than February 1, 2009 and not before January 2, 2009. Our Bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our Bylaws, please contact:

  Secretary
  Zumiez Inc.
  6300 Merrill Creek Parkway, Suite B
  Everett, WA 98203

OTHER MATTERS

        Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors Trevor S. Lang Chief Financial Officer and Secretary
Everett, WA April 18, 2008

A copy of our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC is available without charge upon written request to: Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, WA 98203.

ANNUAL MEETING OF SHAREHOLDERS

May 28, 2008

1:00 p.m.

6300 Merrill Creek Parkway, Suite B

Everett, WA 98203

Zumiez Inc.
6300 Merrill Creek Parkway, Suite B
Everett, WA 98203	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Zumiez Inc. (the “Company”) on May 28, 2008.

Unless otherwise marked, this proxy will be voted “FOR” the election of the nominees in Item 1 and the ratification of the proposal listed in Item 2 below, as more specifically described in the proxy statement.  If specific instructions are indicated, this proxy will be voted in accordance therewith.

By signing the proxy, you revoke all prior proxies and appoint, Trevor S. Lang and Richard M. Brooks, or either of them, as attorneys and proxies of the undersigned with full power of substitution, to vote the undersigned’s shares on the matters shown on the reverse side, and at any and all continuations, adjournments or postponements thereof with all powers that the undersigned would possess if personally present, upon in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the Annual Meeting of Shareholders of the Company.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote “FOR” Item 1

Election of Two Class III Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees Class III		☐	☐	☐
1.)	01) Thomas D. Campion
02) David M. DeMattei

The Board of Directors Recommends a Vote “FOR” Item 2

Vote On Ratification of Proposal	For	Against	Abstain
2.) Proposal to ratify selection of Moss Adams LLP as the Company’s independent registered public accounting firm for fiscal year 2008	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 and 2.

Address change? Mark Box ☐

Indicate changes below:	Date:

Signature(s):

Name of Shareholder:

Note: Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

QUESTIONS AND ANSWERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
Objective Measure
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year-End
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Non-Employee Director Compensation
Potential Payments Upon Termination or Change in Control
Estimated Payments on Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PERFORMANCE MEASUREMENT COMPARISON
HOUSEHOLDING OF PROXY MATERIALS
PROPOSALS OF SHAREHOLDERS
OTHER MATTERS